EXHIBIT 99.1

Summary of 2008 ZiLOG Employee Cash Incentive Plan

On February 15, 2007, ZiLOG, Inc. (the "Registrant") adopted the Fiscal 2008 ZiLOG Employee Cash Incentive Plan (the "Incentive Plan"), which provides for the payment of cash bonuses to each of Perry Grace, Norman Sheridan and Darin Billerbeck upon the achievement by the Registrant, in Fiscal 2008, of pre-established targets based on the Registrant's adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted to exclude non-recurring items, stock compensation expense and the impact of the Incentive Plan). Bonuses are set at 60% of the executive’s base salary for Mr. Sheridan and Mr. Grace and 80% of the executive's salary for Mr. Billerbeck, in each case if the “100% pre-established target” is achieved, and range from 50% to 150% of the executive’s salary depending on the level of achievement of these targets. No bonus will be paid under the plan if the “50% pre-established target” is not achieved. Separate targets were specified based on the performance of the Registrant for each of the first and second half of Fiscal 2008 although the Incentive Plan will not pay out bonuses until fiscal year end.